Exhibit 99.1

Transcript of portion of earnings call conducted by Live Nation, Inc. on March 2, 2009

Michael Rapino - Live Nation – President and Chief Executive Officer

So some of you may ask, “Why, then, did we decide to merge?” The answer is: the merger is consistent with the strategy we laid out three years ago. That is, to maximize our concert pipe and vertically expand into complimentary businesses that strengthen the artist-to-fan connection and improve our growth profile. We chose CTS to help build our ticketing capability; however, the option to now merge with Ticketmaster allows us to advance our strategy and start providing the e-commerce, marketing products, and solutions of the future today. Let’s be clear, we can get to the end game either way. We just believe these economic times require a faster transformation to meet the evolving needs of the artist and fans today.

So on February 10th, we announced that we had entered into a merger agreement with Ticketmaster Entertainment. Once closed, the combined entity, which will be called Live Nation Entertainment, will accelerate the execution of our vision and strategy to build an artist-driven company that provides a full service connection between artists and fans. Both companies have proven leadership in their respective businesses, but it is clear neither are moving fast enough or have the complete model to address the artist and fan needs in these fast-changing times. Together we believe we can harness more technology and create jobs with development of a world-class technology e-commerce platform, relieve pressures on pricing in both primary and secondary by generating new revenue streams for the artists, increase sponsorship dollars, invest in new artists and provide a marketing channel to help them find a fan base, provide a more secure robust platform for fans to buy tickets, deliver more shows to venues as new stars grow, attract higher attendance for artists through better dynamic pricing and promotion.

In addition, through this combination, we believe that we can create a more diversified company with a stronger financial profile and will be in a better position to drive improved shareholder value over time. Specifically, the merger creates a diversified business across the portfolio of live entertainment genres and across the live entertainment value chain; brings together Live Nation’s attractive growth profile with Ticketmaster’s strong cash flow profile; provides opportunity for significant operating synergies of approximately $40 million to the combination of ticketing, marketing, data centers, and back-room; and lastly, improves our credit profile on a relative basis versus Live Nation stand-alone.

We believe these strategic and financial benefits will help us to speed the fruition of our vision and deliver significant value to our shareholders in the future.

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Our management team will be working hard to close the merger and when completed, we believe we will be able to quickly consolidate these complimentary businesses and execute against a clear strategic road map.

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Question:

Okay. Thanks, Michael. I think sort of the last question for me, in terms of CTS events, where do they, like, let’s say for the sake of the conversation, that the Ticketmaster deal is successful, you pass several requirements you need to pass regulatory-wise, where do CTS events fall, do they stay with you until their contract is over, do you buy them out? I mean, I want to get a sense if there’s an early penalty or something of that nature.

Michael Rapino:

No, there’s no early penalty and as of right now, we met with Klaus Schulenberg last week. We are very committed to honoring our contract. If you think about the CTS deal, it is a great software platform that we license in North America and we would continue to do that. But really, where the fruit of the relationship is, both for Klaus Schulenberg and ourselves, is really international where we are in markets with him as he expands. So, we envision the merger getting approved, and we do envision life continuing with CTS and the new merged company under its existing contract and any other way that we can kind of operate on a global basis that makes sense for both of us.

Question:

Okay. Thanks. And then this is the last one before I should cede the floor. I mean, we’ve seen Anschutz basically say that they’ve got the right to axe Ticketmaster in the case that you guys merge. What’s your thoughts as you are reaching out to some of these other promoters who possibly have these kind of deals? Do you think you can keep everyone in the fold, if you will?

Michael Rapino:

Well, listen, we, we won’t comment on the AEG Ticketmaster part, as that’s really still their business. We would have went through, obviously, when we decided to merge, we would have built a very dynamic model that said, What will this company look like going forward? And, to be clear, we said it last week in Washington. Market share wasn’t the priority, growing it was definitely not the priority, and losing some market share is absolutely okay with us in the overall picture because we believe the real benefit of the combined new entity is to start developing new products based around the artists, the website, the fan. So, we are not worried about what business we lose. We have modeled that out, we think it can be a much more stable, profitable business with less market share, but better products in the long run.

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Question:

All right. Thank you very much. So, with regard to the margin, I am just trying to get a little bit more qualitative commentary, perhaps from Michael, on what kind of vibes we are hearing in Washington. It just seems like since the time that you guys announced this transaction, there has been a lot of unanimous outcry toward, as well as from some of the major artists out there, surprisingly so. So just kind of trying to wonder, get a sense from you how you feel in terms of a realistic chance of this deal going through. Would you say that since last week, your expectations have improved based on the public responses or have gotten a little bit dimmer? Or how do you feel overall qualitatively?

Michael Rapino:

We are very confident. I mean, nothing happened in the last three weeks that we wouldn’t have predicted was going to happen in terms of the press. We realize that one of the, one of the core issues is Ticketmaster is not going to win a lot of popular vote right now. It has always kind of been at the front end of taking most of the, of the industry brunts when the consumer can’t get a great ticket. So, we understand clearly the issues with the Ticketmaster brand. We believe the foundation of Ticketmaster, the core business is strong, when we won, that’s why we called it Live Nation Entertainment. We believe we can turn that combined business into a much more fan-artist friendly business.

Number two, just to credit to — to kind of put it on the table, we have not had a large number of artists against this deal at all. There was Bruce Springsteen, who had a very big issue with some of the way his tickets were sold on Ticketmaster, but we delivered artist support letters last week to Washington and we have seen a real strong support from the artists who are definitely looking for a continued strong business partner in the live music business to help them through these tough times, while maybe the record label business partner hasn’t been delivering for them. So we absolutely expect to get this approved. We expect it to be a very thorough review by the DOJ. We have great respect for them, they’ll do their job.

We believe on a horizontal level, we will prove both management, promoting, and ticketing, there are great competitors and on the vertical, we will prove that there is no leverage that is going to be used or has — we gained by this combination that puts anything of competition at risk. We do believe building a better mousetrap is okay, and we will prove that the better mousetrap is what the consumer needs today, but it surely will have a ton of competition going forward.

Question:

So, would you characterize, given the atmosphere in Washington right now, with the new administration, perhaps the timing of that, would you say perhaps inauspicious?

Michael Rapino:

That’s not my job. Listen, we put a lot of work into building our company. We believe this is a great move for the Live Nation shareholder and our business model. It is completely consistent with everything we are going to do. We have great respect for the DOJ process, which is a very legal and factual based review, and we will leave it to the pros and our board and our management team spent a lot of time reviewing all of the options and believe we will get approved in the end and it was the right move in the interim. We will let all the other stuff —

Question:

Okay. Let me switch gears real quick, follow up on the comment that you made at a merger call. I think I was kind of struck when you said that you are still kind of looking to use Ticketmaster as kind of your front door with or without the deal, if I am correct in that interpretation. So, and then I am just looking at some of the other sources out there, the outlets, whether that’s the artist website or Musictoday, of course, your own ticketing platform, how do you see all of these various sources coming together as you think about your own platform, which I had, I was under the impression that you were actually looking to drive most of the, the sales from there, particularly for your own venues, it seems like there’s going be a mix and match of some of these different channels, including Ticketmaster.

Michael Rapino:

I’m not sure what you are reading, but that’s nowhere near where we are. We have never stated we were going to use Ticketmaster’s front door. We use livenation.com as our front door for all of our controlled tickets at our venues, have been doing that since January and have been building that front door for a couple of years. What I did say is, people are sometimes confused that we also have 50% of the shows that we do promote are in Ticketmaster buildings, which are sold at Ticketmaster, because we don’t control those tickets.

Question:

Are you looking to reduce that 50% perhaps, given your ticketing launch? I mean assuming the margin does not occur, are you still going to not want to do anything about that 50%, or are you just going to live with that?

Michael Rapino:

We, our business is based on, we put artists in venues, and make the ancillary revenues and dollars from it. A lot of times it makes sense to put our artists like Madonnas or Coldplays that we’re promoting into Ticketmaster buildings, whether it is a Staples Center or the Madison Square Garden. If that’s the right building for the artist, that’s where we’ll put them. And if the ticketing function happens to be through Ticketmaster, then that’s what we will do. So, our business model provides us to put the artist in the right venue where we can maximize revenue and where the artist is approving to play. Many times, it is our own buildings, many times it’s in great arenas around the world and we have great ancillary revenue lines, whether they’re in our buildings or others, and that’s the way we drive our business.

Question:

Thank you. I’ve got a few questions. First, Michael, can you tell us what milestones we should be looking for in terms of this merger process? Is there filings, any dates when the DOJ is supposed to come back to ask more questions or make any rulings?

Michael Rapino:

Kathy, do we have any? We don’t really have any out loud. Rowles, [Michael Rowles], my GC, I guess, we got our 30 days, we will be coming back now that we have filed with the DOJ, and we would expect to hear from them after the 30 days and that would be the first milestone. We will have a shareholder vote after that in the next few months. But I think we are business as usual. We have already begun the process of filing and after 30 days, we should have more, more sight.

Question:

When will the merger document be filed?

Michael Rapino:

What do you think, Kathy?

Kathy Willard - Live Nation – Executive Vice President and Chief Financial Officer

Within the next 45 days.

Question:

Right.

Michael Rapino:

45 days.

Question:

Okay. Switching to the ticketing, one question. I know that CTS event, they had done the World Cup so they had some experience with some big events. Obviously, it’s a learning curve that you’re starting, you are using their system now. But can you just go through a little bit of what happened in the first quarter, what hiccups there are, and why you are confident that things will be fine when we start selling for the big summer shows?

Michael Rapino:

Sure. And, listen, we have been selling since January. So we have sold well over, as I said, a million tickets. So we have no issues that the system sells tickets, works when you go to our site. The only weekend where we absolutely dropped the ball was when Phish – we put the Phish on-sale on. And God bless Phish, a huge band. We had 1 million hits at our 10 a.m. website. That’s an incredibly big load for us.

It was nothing really to do with the ticketing platform or the storefront. It was just a combination that the two weren’t talking well together on letting one million people come through the front door. So the engineers from both sides worked hard over the weekend to readjust for that and since then, we’ve had Coldplay the on-sale, and every weekend on-sale. So, we are more than confident that we will absolutely and now can handle the load and haven’t had a breakdown of that nature since. And we remind people, the Ticketmaster system blew up on Bruce Springsteen. These ticketing systems do crash when there are huge, huge drivers to the site.

And one of the challenges, and we said it last week in Washington, one of the challenges is the secondary scalping market is very sophisticated. They have these incredible platforms that blow into your system at that 10:00 a.m. on-sale to grab as many seats as possible and they’re a whole new level of business that you have to work against. So anyways, we had a meltdown on the Phish 10 a.m. We still sold out the shows by the end of the day, and we haven’t had a meltdown since and we are now confident that the platform can handle the load. Not telling you that over the summer we won’t have a couple of technical issues and a glitch here and there, but 100%, the drive-train works on our ticketing platform and we are already off to the races in huge numbers.

Question:

Okay. So, it is basically one incident that really got all this press?

Michael Rapino:

Absolutely.

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